UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 15, 2007
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-15867 (Commission File Number)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California (Address of Principal Executive Offices)	95134 (Zip Code)
Registrant’s telephone number, including area code: (408) 943-1234
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On February 15, 2007, Cadence Design Systems, Inc. (“Cadence”) entered into an Employment Agreement (the “Employment Agreement”), with James Miller, Executive Vice President, Products and Technologies Organization of Cadence. The Employment Agreement provides for Mr. Miller’s employment as Executive Vice President, Products and Technologies Organization, at an initial base salary of $400,000 per year, which will be reviewed by the Board of Directors of Cadence (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) from time to time. Mr. Miller will continue to participate in Cadence’s Senior Executive Bonus Plan at an annual target bonus of 100% of his base salary, or $400,000, which also will be reviewed by the Board or the Compensation Committee from time to time. In addition, Mr. Miller is eligible to receive additional grants of restricted stock or stock options, as determined by the Compensation Committee. Mr. Miller is also eligible to participate in Cadence’s U.S. health insurance, life insurance and disability insurance plans and Cadence’s retirement and deferred compensation plans. Further, the Employment Agreement provides for Cadence’s indemnification of Mr. Miller pursuant to a previously executed standard executive indemnification agreement.
          Under the Employment Agreement, if Mr. Miller’s employment is terminated by Cadence without “Cause” (as defined in the Employment Agreement) or if Mr. Miller terminates his employment in connection with a “Constructive Termination” (as defined in the Employment Agreement), Mr. Miller will be entitled to the benefits provided for in the Executive Transition and Release Agreement attached to the Employment Agreement as Exhibit B (the “Transition Agreement”) in exchange for his execution and delivery of the Transition Agreement. Mr. Miller is not entitled to benefits under the Transition Agreement if his employment is terminated for “Cause,” on account of his permanent disability or death or if he voluntarily terminates his employment (other than in connection with a “Constructive Termination”).
          The Transition Agreement provides for the employment of Mr. Miller for up to one year after his termination as a non-executive employee with continued coverage under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense, should Mr. Miller elect COBRA coverage. In addition, the unvested options and outstanding stock awards held by Mr. Miller on the date of his termination, which would have vested over the succeeding twelve (12) month period, will immediately vest and become exercisable. Provided that, during the first six (6) months of the Transition Agreement, Mr. Miller does not resign from Cadence and Cadence does not terminate Mr. Miller’s employment, Mr. Miller will receive a lump-sum payment of one year’s annual base salary at the highest rate in effect during his employment as Executive Vice President, Products and Technologies Organization, and, for a period of six months, a monthly salary of $4,000, commencing on the first pay date that is more than six (6) months following the date of his termination under the Employment Agreement. In addition, provided that, during the term of the Transition Agreement, Mr. Miller does not resign from Cadence and Cadence does not terminate Mr. Miller’s employment, upon the termination of the Transition Agreement, Mr. Miller will receive a lump-sum payment of one year’s target bonus at the highest target rate in effect during his employment as Executive Vice President, Products and Technology Organization. The Transition Agreement also requires Mr. Miller to comply with non-solicitation and non-competition provisions in favor of Cadence and to release Cadence from all claims related to his employment.
          If, within ninety (90) days before or thirteen (13) months after a “Change in Control” (as defined in the Employment Agreement), Mr. Miller’s employment is terminated without “Cause” (as defined in the Employment Agreement) or Mr. Miller terminates his employment in connection with a “Constructive Termination” (as defined in the Employment Agreement), then, in exchange for Mr. Miller’s execution and delivery of the Transition Agreement, all of Mr. Miller’s outstanding stock options and restricted stock awards will immediately vest in full. All other provisions of the Transition Agreement as described in the paragraph above remain unchanged.
Item 9.01. Financial Statements and Exhibits.
          (d)      Exhibits

Exhibit	Description

10.1	Employment Agreement between Cadence Design Systems, Inc. and James Miller, dated February 15, 2007

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 22, 2007

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ William Porter
William Porter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement between Cadence Design Systems, Inc. and James Miller, dated February 15, 2007